Exhibit 99.1

Hal S. Jones Named Chief Financial Officer of

The Washington Post Company

Wallace R. Cooney Named Chief Accounting Officer

WASHINGTON – June 11, 2008 – Hal S. Jones has been named to succeed John B. Morse, Jr. as senior vice president–finance and chief financial officer of The Washington Post Company (NYSE: WPO). As previously announced, Morse will retire at the end of 2008. Effective immediately, Wallace R. Cooney has been named vice president–finance and chief accounting officer of The Washington Post Company.

Jones, 55, has most recently been chief executive officer of Kaplan Professional, responsible for Kaplan’s professional businesses in financial services, real estate, technology and engineering in the United States and the United Kingdom. Jim Rosenthal, former president of New Line Television and Consumer Products, has been named to succeed Jones. Kaplan, Inc. is the education subsidiary of The Washington Post Company.

Jones has spent nearly 19 years at The Washington Post Company and Kaplan, serving in a variety of senior management positions with a focus on finance, auditing and accounting. In addition, Jones spearheaded and oversaw numerous highly successful mergers and acquisitions. Prior to joining Kaplan Professional, Jones served as chief financial officer of Kaplan, Inc. from 1997 to 2000 and chief operating officer of Kaplan International, based in London, from 2003 to 2007.

Previously, Jones, a certified public accountant, spent 13 years at Price Waterhouse (now PricewaterhouseCoopers) in assurance services, where he audited education, healthcare and media clients.

He earned his MBA from the University of Chicago and his undergraduate degree in political science from the University of Washington.

“Hal has a tremendous breadth of experience in many parts of The Post Company, both domestically and internationally, that will serve us well as our Company continues to expand and diversify,” said Donald E. Graham, chairman and chief executive officer of The Washington Post Company.

Wallace R. Cooney joined The Washington Post Company in 2001 as controller. From 1997 to 2001, he was director of consolidation accounting and financial reporting at Gannett Co., Inc. He began his career with Price Waterhouse in 1985, serving three years

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in The Hague, The Netherlands, from 1991 to 1994 and as a senior manager from 1994 to 1997.

Cooney, 45, graduated from Lafayette College in 1985, cum laude and Phi Beta Kappa, with a BA in economics and business. He is a certified public accountant and a member of the American Institute of Certified Public Accountants (AICPA), Financial Executives International (FEI) and International Newspaper Financial Executives (INFE).

“In his role as controller of the Company, Wally has demonstrated a superb understanding of the complex technical accounting issues that we, like all other companies, are dealing with,” said chairman and chief executive Donald E. Graham.

About The Washington Post Company (www.washpostco.com)

The Washington Post Company (NYSE: WPO) is a diversified education and media company whose principal operations include educational and career services, newspaper and magazine publishing, television broadcasting, cable television systems and electronic information services. The Company owns The Washington Post; Washingtonpost.Newsweek Interactive (WPNI), the online publishing subsidiary whose flagship products include washingtonpost.com, Newsweek.com, Slate, BudgetTravel.com, Sprig.com and TheRoot.com; Express; El Tiempo Latino; The Gazette and Southern Maryland Newspapers; The Herald (Everett, WA); Newsweek magazine; Post-Newsweek Stations (Detroit, Houston, Miami, Orlando, San Antonio and Jacksonville); Cable ONE, serving subscribers in midwestern, western and southern states; and CourseAdvisor, an online lead generation provider.

The Company also owns Kaplan, Inc., a leading global provider of educational services to individuals, schools and businesses, serving over one million students with operations in more than 30 countries. Its international programs include higher education, test preparation, language instruction and professional training.

The Company has ownership interests in the Los Angeles Times-Washington Post News Service and Bowater Mersey Paper Company.

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Contact:

Rima Calderon

202/334-6617

calderonr@washpost.com

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